Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

PRICES PUBLIC OFFERING OF COMMON UNITS

RADNOR, PA (Business Wire) March 10, 2005 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“Penn Virginia”, “PVR” or the “Partnership”) announced today that it has priced a public offering of 3,350,000 common units, which includes 838,158 common units to be sold by Peabody Natural Resources Company, an affiliate of Peabody Energy Corporation (NYSE: BTU). The units were priced to the public at $52.50 per unit, based on the closing price of the units on the New York Stock Exchange on March 10, 2005, resulting in gross proceeds to Penn Virginia of approximately $131.9 million (including the general partner’s proportionate capital contribution). Penn Virginia will not receive any proceeds from the sale of common units by Peabody Natural Resources Company. PVR has granted the underwriters a 30-day option to purchase up to 502,500 additional common units to cover over-allotments, if any.

PVR will use the net proceeds of approximately $127.4 million (including the general partner’s proportionate net capital contribution of approximately $2.5 million) from this offering to repay its $110 million term loan and a portion of the revolving credit facility borrowings used to fund the acquisition of a midstream natural gas gathering and processing business from Cantera Resources Holdings LLC., which closed on March 3, 2005.

Lehman Brothers and RBC Capital Markets are acting as joint book-running managers for the offering. The co-managing underwriters participating in this offering are UBS Investment Bank, A.G. Edwards & Sons Inc., Friedman Billings Ramsey and Sanders Morris Harris Inc. A copy of the final prospectus supplement can be obtained from any of the underwriters, including Lehman Brothers, c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, Monica_Castillo@adp.com (fax: 631-254-7268) or RBC Capital Markets, 60 South Street, P17, Minneapolis, MN 55402.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the limited partner interests described in this press release, nor shall there be any sale of these limited partner units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on August 1, 2003 and a shelf registration statement that became effective on June 25, 2003.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. With the acquisition of Cantera, PVR is now active in the natural gas gathering and processing sector of the energy industry. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Forward-looking statements: Penn Virginia Resource Partners, L.P. is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Partnership. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	energy prices generally and specifically, the price of natural gas and the price of NGLs;

•	the relationship between natural gas and NGL prices;

•	hazards or operating risks in incidental to midstream operations;

•	the price of coal and its comparison to the price of natural gas and oil;

•	the volatility of commodity prices for coal;

•	the projected demand for coal;

•	the projected supply of coal;

•	the ability to acquire new coal reserves on satisfactory terms;

•	the price for which such reserves can be acquired;

•	the ability to lease new and existing coal reserves;

•	the ability of lessees to produce sufficient quantities of coal on an economic basis from our reserves;

•	the ability of lessees to obtain favorable contracts for coal produced from our reserves;

•	competition among producers in the coal industry generally;

•	the extent to which the amount and quality of actual production differs from estimated recoverable proved coal reserves;

•	unanticipated geological problems;

•	availability of required materials and equipment;

•	the occurrence of unusual weather or operating conditions including force majeure events;

•	the failure of our infrastructure and our lessees’ mining equipment or processes to operate in accordance with specifications or expectations;

•	delays in anticipated start-up dates of lessees’ mining operations and related coal infrastructure projects;

•	environmental risks affecting the mining of coal reserves;

•	the timing of receipt of necessary governmental permits by our lessees;

•	the risks associated with having or not having price risk management programs;

•	labor relations and costs;

•	accidents;

•	changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators;

•	uncertainties relating to the outcome of litigation regarding permitting of the disposal of coal overburden;

•	risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks);

•	the experience and financial condition of our lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others;

•	coal handling joint venture operations; and

•	changes in financial market conditions

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 1, 2005. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.